Exhibit 99.2 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: July 17, 2008

This investor update provides information on Continental's second quarter 2008 performance and guidance for the third quarter and full year 2008.

Six Week Outlook
The Company is comfortable with its forward bookings over the next six weeks.  The Company continues to see year-over-year (yoy) yield increases throughout all regions. Consolidated domestic bookings for the next six weeks are running about flat as compared to last year. Mainline Latin bookings are running 4 - 5 points ahead of last year. Transatlantic bookings are running about flat as compared to last year. Pacific bookings are running
4 - 5 points behind last year.

For the third quarter, the Company expects both consolidated and mainline load factors to be about flat yoy.

Targeted Unrestricted Cash and Short Term Investments Balance
The Company ended the second quarter with approximately $3.4 billion in unrestricted cash and short-term investments. This balance excludes all student loan-related auction securities, which are classified as long-term investments.

Continental anticipates ending the third quarter of 2008 with an unrestricted cash and short-term investments balance of between $2.8 and $2.9 billion. This balance excludes all student loan-related auction rate securities, which are classified as long-term investments.

Cargo, Mail, and Other Revenue
Continental estimates Cargo, Mail, and Other Revenue will be between $390 and $400 million for the third quarter 2008.

Available Seat Miles (ASMs)	2008 Estimate Year-over-Year % Change
	3rd Qtr.(E)	Full Year (E)
Mainline Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated Domestic International Total Consolidated	(2.8)% 1.0% 7.2% (7.1)% 0.0% 8.4% (0.5)% 2.6% 0.8%	(4.1)% 1.5% 9.6% (5.8)% (0.2)% 3.3% (2.7)% 4.1% 0.2%

For the full year 2009, Continental expects its mainline capacity to be down between 1% to 3% yoy, with its mainline domestic capacity down 4% to 6% yoy.

Load Factor	2008 Estimate
	3rd Qtr.(E)	Full Year (E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	84 - 85% 84 - 85% 82 - 83% 80 - 81% 83 - 84% 77 - 78% 82 - 83%	83 - 84% 81 - 82% 77 - 78% 76 - 77% 81 - 82% 77 - 78% 80 - 81%

Continental's month-to-date consolidated load factor is updated daily and can be found on continental.com on the Investor Relations page under the About Continental menu.

Second Quarter 2008 Domestic Performance on a hub by hub basis
Continental's second quarter 2008 consolidated domestic capacity at its New York Liberty hub was down 1.3%, with traffic down 5.4%, resulting in a load factor decrease of 3.6 pts. Transcon capacity, which is a subset of New York Liberty capacity, was down 1.4% yoy in the second quarter while traffic was down 3.0%, resulting in a load factor decline of 1.4 pts. Consolidated domestic capacity at its Houston hub was down 2.1% yoy, with traffic down 1.9%, resulting in a load factor increase of 0.2 pt. Consolidated domestic capacity at its Cleveland hub was up 8.0% yoy, with traffic up 5.7%, resulting in a load factor decline of 1.8 pts.

Pension Expense and Contributions
Year-to-date, the Company has contributed $102 million to its defined benefit pension plans, satisfying the Company's minimum required contributions during calendar year 2008. Given the current market conditions, the Company does not plan to make additional contributions this year.

Continental estimates that its non-cash pension expense will be approximately $85 million for the year.
Mainline Operating Statistics	2008 Estimate (cents)
	3rd Qtr.(E)	Full Year(E)
CASM Special Items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	13.04 - 13.09 - 13.04 - 13.09 (5.72) 7.32 - 7.37	12.69 - 12.74 (0.03) 12.66 - 12.71 (5.15) 7.51 - 7.56

Consolidated Operating Statistics	2008 Estimate (cents)
	3rd Qtr.(E)	Full Year (E)
CASM Special Items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	14.07 - 14.12 - 14.07 - 14.12 (6.13) 7.94 - 7.99	13.74 - 13.79 (0.04) 13.70 - 13.75 (5.52) 8.18 - 8.23

The Company anticipates that it will record additional special charges in the third quarter of 2008 and beyond in conjunction with these capacity reductions for future costs including future lease costs on grounded aircraft as the aircraft are grounded, severance and continuing medical coverage for employees accepting early retirement packages and furloughed employees and other associated costs.  We are not able at this time to estimate the amount and timing of these charges.

Stock Based Compensation
For the second quarter 2008 Continental recorded $2 million in stock option expense and expects to record approximately $4 million and $2 million for the third and fourth quarters of 2008, respectively.

Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing), resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations. The closing stock price of $10.11 on June 30, 2008 was used in estimating the expense impact of the awards for the Company's 2008 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from June 30, 2008 will result in an increase or decrease of approximately $3 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the third quarter 2008. For more information regarding these awards, including performance periods and how the Company accrues for the awards, please see the Company's 2007 Form 10-K.

Fuel Gallons Consumed	2008 Estimate
	3rd Qtr.(E)	Full Year (E)
Mainline Regional	397 Million 82 Million	1,512 Million 314 Million
Fuel Price per Gallon (including fuel taxes and impact of hedges)	$3.92	$3.50

Fuel Hedges as of July 16, 2008
For the third quarter 2008, Continental has hedged approximately 63% of its projected consolidated fuel requirements as follows:

  approximately 21% hedged using zero cost collars in heating oil with an average call price of $3.54 per gallon and an average put price of $3.26 per gallon;
  approximately 33% hedged using zero cost collars in NYMEX crude oil with an average call price of $140.81 per barrel and an average put price of $121.90 per barrel;
  and, approximately 9% using call options in NYMEX crude oil with an average call price of $142.80 per barrel.

For the fourth quarter 2008, Continental has hedged approximately 65% of its projected consolidated fuel requirements as follows:

  approximately 29% using zero cost collars in NYMEX crude oil with an average call price of $143.92 per barrel and an average put price of $126.25 per barrel;
  approximately 32% using call options in NYMEX crude oil with an average call price of $135.00 per barrel;
  and, approximately 4% using zero cost collars in heating oil with an average call price of $3.96 per gallon and an average put price of $3.63 per gallon.

For the first quarter 2009, Continental has hedged approximately 35% of its projected consolidated fuel requirements as follows:

  approximately 24% using collars in NYMEX crude oil with an average call price of $150.99 per barrel and an average put price of $113.72 per barrel;
  and, approximately 11% using call options in NYMEX crude oil with an average call price of $135.00 per barrel.

For the second quarter 2009, Continental has hedged approximately 24% of its projected consolidated fuel requirements using approximately 24% using collars in NYMEX crude oil with an average call price of $151.19 per barrel and an average put price of $114.54 per barrel.

For the un-hedged portion of its consolidated fuel requirements for the second half of 2008, the Company is assuming an average cost per barrel for crude oil based on the forward curve as of July 9, 2008 of $137.23 and $138.08 for the third and fourth quarters, respectively. The company is assuming an average jet fuel crack spread of approximately $24.92 for the full year.

Selected Expense Amounts	2008 Estimated Amounts ($Millions)
	3rd Qtr.(E)	Full Year (E)
Aircraft Rent Depreciation & Amortization Net Interest Expense	$245 $113 $68	$963 $439 $259

Continental Airlines, Inc. Tax Computation
The Company began recognizing income tax expense/benefit in 2008. The Company does not expect to pay significant cash income taxes in 2008 as it has approximately $3.8 billion of net operating loss carryforwards remaining to offset future cash income.

2008 Estimate*
	3rd Qtr.(E)	Full Year(E)	Expense/(Benefit)
Taxes on Profit/(Loss) Permanent Tax Differences Total Tax	Tax Rate of 36.9% $1.6 Million Sum of the Above	Tax Rate of 36.9% $6.4 Million Sum of the Above	Expense/(Benefit) Expense Expense/(Benefit)

*The Company can record a total benefit from losses up to the point it fully offsets its net deferred tax liability. At the end of the second quarter 2008, the Company had a net deferred tax liability of $12 million. Permanent tax differences are primarily related to non-deductible per diems, meals and entertainment.

Debt and Capital Leases
Continental's total debt and capital leases balance at the end of second quarter 2008 was $5.8 billion, of which $5.6 billion was debt.

Scheduled debt and capital lease principal payments for the full year 2008 are estimated to be $681 million, with approximately $155 million and $157 million paid in the first and second quarters respectively, and approximately $91 million and $278 million to be paid in the third and fourth quarters of 2008, respectively.

Cash Capital Expenditures (in millions)	2008(E) ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Paid/(Refunded) Total Cash Capital Expenditures	$187 250 61 $498 (71) $427

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Third Quarter 2008 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of profit sharing and income taxes impact)
Over $55 Between $15 - $55 Under $15 Net Loss	110 110 110 110	124 120 111 110	$3 $1 -- --

Full Year 2008 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of profit sharing and income taxes impact)
Over $207 Between $55 - $207 Under $55 Net Loss	105 105 105 105	119 115 106 105	$12 $5 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

(a) Full Year special charges of $50 million ($35 million for mainline operations) include aircraft impairment charges and gains related to sales of aircraft, costs related to capacity reductions, and other special charges.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(c) Cost per available seat mile excluding special items, fuel, and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond Continental's control.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2007 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's high leverage, the significant cost of aircraft fuel, its transition to a new global alliance, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, an economic downturn in the U.S. and global economies and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Fleet News

Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

July 17, 2008

		Net		Net		Net
	Total @	Changes	Total @	Changes	Total @	Changes	Total @
	6/30/08	2H08E	YE 2008E	2009E	YE 2009E	2010E	YE 2010E
Mainline Jets
777-200ER	20	-	20	2	22	-	22
787-8	-	-	-	-	-	2	2
767-400ER	16	-	16	-	16	-	16
767-200ER	10	-	10	-	10	-	10
757-300	17	-	17	-	17	-	17
757-200	41	-	41	-	41	-	41
737-900ER *	10	10	20	18	38	24	62
737-900	12	-	12	-	12	-	12
737-800*	111	6	117	-	117	-	117
737-700	36	-	36	-	36	-	36
737-300**	47	(24)	23	(23)	-	-	-
737-500**	55	(13)	42	(7)	35	-	35
Total Mainline	375	(21)	354	(10)	344	26	370

Regional
ERJ-145	195	-	195	39	234	(10)	224
ERJ-135***	30	-	30	(30)	-	-	-
CRJ200LR	24	(7)	17	(10)	7	(7)	-
Q400	13	2	15	-	15	-	15
Q200	16	-	16	-	16	-	16
Total Regional	278	(5)	273	(1)	272	(17)	255

Total Count	653	(26)	627	(11)	616	9	625

*Final mix of new 737-800/-900ERs are subject to change
**Final mix and quantity of 737-300 / 737-500 exits subject to change

***ExpressJet has indicated that it anticipates returning all 39 Embraer 50-seat regional jets to Continental.  If ExpressJet does so, Continental currently anticipates adding these 39 aircraft to the Amended ExpressJet CPA and, in turn, withdrawing from that agreement 30 Embraer 37-seat regional jets.  Continental is evaluating its options regarding the thirty 37-seat aircraft expected to be withdrawn from the agreement, which might include permanently grounding them.